                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                    FORM 4


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or

              Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1.  Name and Address of Reporting Person

        MILLER                      ROBERT                            A
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        (Last)                      (First)                        (Middle)

    250 PARK AVENUE SOUTH/ SUITE 200
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                                   (Street)

    WINTER PARK                       FL                              32789
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    INTERNATIONAL ASSETS HOLDING CORPORATION -- IAAC
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

    MARCH, 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [X] Director                            [_] 10% Owner
    [_] Officer (give title below)          [_] Other (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]   Form filed by One Reporting Person
    [_]   Form filed by More Than One Reporting Person

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          Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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
                                                                                                        6. Owner-     7. Nature
                                 3. Trans-       4. Securities Acquired (A)        5. Amount of            ship          of In-
                                    action          or Disposed of (D)                Securities           Form:         direct
                      2. Trans-     Code            (Instr. 3, 4 and 5)               Beneficially         Direct        Bene-
1. Title                 action     (Instr. 8)                                        Owned at             (D) or        ficial
   of                    Date    -----------------------------------------------      End of               Indirect      Owner-
   Security              (mm/dd/                               (A) or                 Month                (I)           ship
   (Instr. 3)            yy/      Code       V   Amount        (D)       Price        (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
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
INTERNATIONAL ASSETS
HOLDING CORPORATION
COMMON
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================================================================




                                   2. Conver-                                                     5. Number of Deriv-
                                      sion or          3. Trans-                                     ative Securities
                                      Exercise            action           4. Transac-               Acquired (A) or
                                      Price of            Date                tion Code              Disposed of (D)
                                      Deriv-              (Month/             (Instr. 8)             (Instr. 3, 4, and 5)
 1. Title of Derivative               ative               Day/             ---------------------------------------------------
    Security (Instr. 3)               Security            Year)            Code      V                 (A)         (D)
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
International
Assets Holding
Corp. Option                                             3/9/01              A                         7,500
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International
Assets Holding
Corp. Option
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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

===================================================================================================================================
                                                                                          9. Number       10. Owner-
                              6. Date Exer-                                                  of Deriv-        ship
                                 cisable and                                                 ative            Form       11. Na-
                                 Expiration                                                  Secur-           of De-         ture
                                 Date             7. Title and Amount of      8. Price       ities            rivative       of In-
                                 (Month/Day/         Underlying Securities       of          Bene-            Securities     direct
                                 Year)               (Instr. 3 and 4)            Deriv-      ficially         Bene-          Bene-
                               ----------------------------------------------    ative       Owned            ficially       ficial
                                                                                 Secur-      at End           Owned at       Owner-
                               Date    Expira-                 Amount or         ity         of               End of         ship
                               Exer-   tion                    Number of         (Instr.     Month            Month(1)       (Instr.
                               cisable Date            Title   Shares            5)          (Instr. 4)       (Instr. 4)     4)
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
                              03/09/02 03/09/06*      Common      7,500         3.125          7,500             D
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                              07/20/99 07/20/08**     Common     11,990         2.398         19,490             D
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                              01/06/00 01/06/09***    Common     11,990         1.251         31,480             D
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

Explanation of Responses:*33% VESTS 03/09/02; 33% VESTS 03/09/03; REMAINDER VESTS 03/09/04
**20% VESTS 07/20/99; 07/20/00; 07/20/01; 07/20/02; 07/20/03
***20% VESTS 1/6/00; 1/6/01; 1/6/02; 1/6/03; 1/6/04

/s/ ROBERT A. MILLER                                             04/05/01
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       **Signature of Reporting Person                             Date